Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of CNS Response, Inc. to be filed on or about January 29, 2010 of our report dated December 29, 2009 relating to the consolidated financial statements of CNS Response, Inc. and its subsidiaries which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Annual Report on Form 10-K of CNS Response, Inc. for the two-year period ended September 30, 2009.

/s/Cacciamatta Accountancy Corporation
CACCIAMATTA ACCOUNTANCY CORPORATION

Santa Ana, California
January 29, 2010